EXHIBIT 23(D)

                      CONTRACTUAL MANAGEMENT FEE WAIVER AND

                         EXPENSE REIMBURSEMENT AGREEMENT

         AGREEMENT made this 1st day of January, 2007 by and between GABELLI INVESTOR FUNDS, INC., a Maryland corporation (the "Corporation"), and GABELLI FUNDS, LLC (the "Manager").

         With respect to the Gabelli ABC Fund, the sole series of the Corporation (the "Fund"), the Manager hereby agrees to waive management fees and/or reimburse expenses in the amount of 0.50% of the average daily net assets of the Fund.

         This Agreement shall be in effective until December 2007 and is renewable for an additional one-year period upon the written agreement of the parties hereto.

         IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the day and year first written above.

GABELLI INVESTOR FUNDS, INC.                GABELLI FUNDS, LLC

By:    /S/ BRUCE N. ALPERT                  By:    /S/ JAMES E. MCKEE
       -------------------                         ---------------------
       Bruce N. Alpert                             James E. McKee